Exhibit 99.1

NEWS RELEASE for August 9, 2006 at 4:01 PM EDT

Contact:	Allen & Caron Inc	World Fuel Services Corporation
	Michael Mason (Investors)	Francis X. Shea, EVP, CRAO &
	michaelm@allencaron.com	Interim CFO
	(212) 691-8087	fshea@wfscorp.com
	or	(305) 428-8000
Len Hall (Media)
len@allencaron.com
(949) 474-4300

WORLD FUEL SERVICES REPORTS CONTINUED STRONG

QUARTERLY EARNINGS

MIAMI, FL (August 9, 2006) . .. . World Fuel Services Corporation (NYSE:INT), a global leader in the marketing and sale of marine, aviation and land fuel products and related services, today reported that net income for the second quarter ended June 30, 2006 was $14.5 million, or $0.50 per diluted share, compared to $9.6 million, or $0.40 per diluted share, for the same quarter in the prior year. For the first six months of 2006, the Company reported earnings of $29.5 million, or $1.02 per diluted share, as compared to $16.9 million, or $0.71 per diluted share, for the same period a year ago.

The Company’s results for the second quarter and six months ended June 30, 2006 included executive severance costs of $1.5 million. The after-tax effect of the severance was $1.0 million, or $0.03 per diluted share, for both periods.

“We are very pleased with our earnings for the second quarter of 2006,” said Paul Stebbins, Chairman and Chief Executive Officer. “Our global team can be proud of their continued strong performance.”

Second Quarter and Six Months Financial Highlights

	Quarter ended June 30,		Six Months ended June 30,
	2006	2005	2006	2005
	(In thousands, except per share data)
Revenue	$2,856,852	$2,117,749	$5,390,858	$3,892,335
Income from operations	$17,036	$12,216	$36,989	$20,939
Net income	$14,503	$9,565	$29,480	$16,947
Diluted earnings per share	$0.50	$0.40	$1.02	$0.71

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WORLD FUEL SERVICES REPORTS CONTINUED STRONG QUARTERLY EARNINGS

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About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services Corporation is a global leader in the marketing and sale of marine, aviation and land fuel products and related services. World Fuel Services provides fuel and related services at more than 2,500 airports, seaports and tanker truck loading terminals worldwide. With 42 offices strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine, aviation and land fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine, aviation and land fuel management. World Fuel Services’ marine customers include international container and tanker fleets and time-charter operators, as well as the United States and foreign governments. Aviation customers include commercial airlines, cargo carriers and corporate clientele, as well as the United States and foreign governments. Land customers are primarily petroleum distributors. For more information, call (305) 428-8000 or visit http://www.wfscorp.com.

Forward-Looking Statements

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

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WORLD FUEL SERVICES REPORTS CONTINUED STRONG QUARTERLY EARNINGS

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World Fuel Services Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited - In thousands, except per share data)

	For the Three Months ended June 30,		For the Six Months ended June 30,
	2006	2005	2006	2005
Revenue	$2,856,852	$2,117,749	$5,390,858	$3,892,335
Cost of sales	2,805,410	2,076,687	5,289,671	3,815,762

Gross profit	51,442	41,062	101,187	76,573

Operating expenses:
Compensation and employee benefits	20,476	18,426	39,220	35,160
Executive severance costs	1,545	—	1,545	—
Provision for bad debts	640	1,604	1,148	4,095
General and administrative	11,745	8,816	22,285	16,379

	34,406	28,846	64,198	55,634

Income from operations	17,036	12,216	36,989	20,939

Other income (expense), net	833	(78)	804	(388)

Income before income taxes	17,869	12,138	37,793	20,551

Provision for income taxes	3,287	2,207	8,403	3,151

	14,582	9,931	29,390	17,400
Minority interest in income (loss) of consolidated subsidiaries	79	366	(90)	453

Net income	$14,503	$9,565	$29,480	$16,947

Basic earnings per share	$0.53	$0.43	$1.09	$0.76

Basic weighted average shares	27,115	22,448	27,064	22,428

Diluted earnings per share	$0.50	$0.40	$1.02	$0.71

Diluted weighted average shares	28,873	23,977	28,780	23,965

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WORLD FUEL SERVICES REPORTS CONTINUED STRONG QUARTERLY EARNINGS

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World Fuel Services Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited - In thousands)

	As of
	June 30, 2006	December 31, 2005
Assets:
Current assets:
Cash and cash equivalents	$159,154	$133,284
Short-term investments	—	10,000
Accounts and notes receivable, net	776,359	688,129
Inventories	55,022	35,802
Prepaid expenses and other current assets	97,957	81,095

Total current assets	1,088,492	948,310
Property and equipment, net	18,799	11,579
Goodwill, intangible and other assets	55,245	54,112

Total assets	$1,162,536	$1,014,001

Liabilities:
Current liabilities:
Current maturities of long-term debt	$5	$737
Accounts payable	639,578	534,064
Customer deposits	33,819	23,776
Payables related to derivative contracts	39,045	23,637
Accrued expenses and other current liabilities	36,280	53,342

Total current liabilities	748,727	635,556
Long-term liabilities	25,712	25,098

Total liabilities	774,439	660,654

Commitments and contingencies	—	—

Stockholders’ equity	388,097	353,347

Total liabilities and stockholders’ equity	$1,162,536	$1,014,001

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